Exhibit 99.28(h)(1)(l)

PEAR TREE FUNDS

TRANSFER AGENT FEE WAIVER AGREEMENT

(for the period ending July 31, 2023)

Pear Tree Advisors, Inc. (the “Transfer Agent”) serves as the transfer agent for each of the separate series of Pear Tree Funds (the “Trust”) included on Appendix A hereto (each, a “Fund”) pursuant to the Amended and Restated Transfer Agent and Service Agreement dated May 1, 2008, as amended (the “Transfer Agreement”), between the Transfer Agent and the Trust.

With respect to each Fund, the Transfer Agent hereby agrees for the period August 1, 2023 through July 31, 2024 (the “Waiver Period”) to waive such portion of the fees that the Transfer Agent would otherwise receive under the Transfer Agreement for serving as transfer agent to the Fund such that the aggregate transfer agent fee with respect to Institutional Shares of the Fund that the Transfer Agent would receive during the Waiver Period would be calculated using an annual rate of 0.04 percent of the Fund’s net asset value attributable to Institutional Shares. The aggregate transfer agent annual fee rates with respect to Ordinary Shares and R6 Shares, if any, of the Funds remain unchanged.

This Transfer Agent Fee Waiver Agreement only may be rescinded, amended or modified, and the Waiver Period terminated, in whole or in part, without further obligation by the Transfer Agent at such time and on such terms as may be determined by the Trustees, including a majority of those Trustees who are not “interested persons” of the Trust, as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. This Transfer Agent Fee Waiver Agreement replaces in all respects the Transfer Agent Fee Waiver Agreement currently in effect as of the date hereof.

PEAR TREE ADVISORS, INC.

By:	/s/ Willard L. Umphrey
Willard L. Umphrey, President

Date: July 31, 2023 Agreed and Accepted:

PEAR TREE FUNDS

By:	/s/ Willard L. Umphrey
Willard L. Umphrey, President

Date: July 31, 2023

Appendix A

List of Pear Tree Funds Subject to this Agreement

Pear Tree Polaris Small Cap Fund

Pear Tree Quality Fund

Pear Tree Essex Environmental Opportunities Fund

Pear Tree Axiom Emerging Markets World Equity Fund

Pear Tree Polaris International Opportunities Fund

Pear Tree Polaris Foreign Value Fund

Pear Tree Polaris Foreign Value Small Cap Fund